Exhibit 99.1
Plexus Reports Fiscal Fourth Quarter Revenue of $393 Million and EPS of $0.38
Initiates Q1 Revenue Guidance of $405 — $430 Million
NEENAH, WI, October 28, 2009 — Plexus Corp. (Nasdaq: PLXS) today announced:
     Q4 Fiscal 2009 Results (quarter ended October 3, 2009):
•	Revenue: $393 million, relative to guidance of $380 to $405 million.

•	Diluted EPS: $0.38, including $0.04 per share of stock-based compensation expense, relative to guidance of $0.27 to $0.32.
     Q1 Fiscal 2010 Guidance:
•	Revenue: $405 to $430 million.

•	Diluted EPS: $0.31 to $0.36, excluding any restructuring charges and including approximately $0.05 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “Fiscal fourth quarter revenues grew 4% sequentially, the first sequential increase in revenue since the fourth fiscal quarter of 2008. While overall revenues were within our guidance range, we experienced significant demand volatility during the quarter. When compared to our expectations at the time we set guidance for the quarter, our Wireless and Industrial/Commercial sectors performed substantially better, while our Wireline/Networking and Medical sectors did not perform as well. Revenues in the Defense/Security/Aerospace sector grew during the quarter, although slightly below earlier expectations. Our pace of new business wins continues at a healthy level. During Q4 we won 13 new manufacturing programs that we currently anticipate will generate approximately $122 million in annualized revenue when fully ramped into production over the coming quarters, subject to risks around the timing and ultimate realization of the forecasted revenues.”
Mr. Foate continued, “We currently anticipate modest revenue growth in our fiscal first quarter of 2010 as we benefit from the ramp of new business wins and signs of improving customer demand. We are establishing fiscal first quarter revenue guidance of $405 to $430 million with diluted EPS of $0.31 to $0.36, excluding any restructuring charges and including approximately $0.05 per share of stock-based compensation expense.”
Ginger Jones, Vice President and CFO, commented “Gross and operating margins were 9.6% and 3.8%, respectively, for the fourth quarter, consistent with our expectations. Our diluted EPS for Q4 was particularly impacted by one significant item — a lower tax rate for the full year than was used when we established our guidance for this quarter. This reduction in tax rate is the result of lower than anticipated earnings in higher-tax jurisdictions, primarily the United States. Consequently, diluted EPS for the quarter reflects a $0.08 benefit associated with this final tax rate. Excluding the benefit from the lower tax rate, EPS would have been at the mid-point of our original guidance and consistent with our revenue level. Finally, fiscal 2009 has been an excellent year for cash generation, with free cash flow of approximately $46 million in the fourth quarter and $113 million for the full fiscal year.”
Mr. Foate concluded, “Fiscal 2009 was a difficult year as we experienced our first full-year decline in revenue since fiscal 2003. Before we put fiscal 2009 in the rear-view mirror, it is important to acknowledge that fiscal 2009 was a ‘relative’ victory as our revenue declined just 12 percent while many of our competitors experienced declines exceeding 20 percent. I believe our team managed well in a difficult environment, moving quickly to re-align costs. While our financial metrics were below our goals, we continued to be an industry leader in profitability and generated strong cash flows. Importantly, we gained significant share with several of our customers while we experienced record new business wins during the fiscal year. We executed prudently on capacity investments to support anticipated growth. This ‘relative’ victory in fiscal 2009 demonstrates the increasing strength of the Plexus brand. I believe our unique value proposition helps create competitive advantage for customers with product realization service requirements in the mid- to low-volume, higher-mix segment of the electronic manufacturing marketplace. Looking ahead to fiscal 2010, we currently anticipate returning to growth. But, given the current macroeconomic environment and the uncertainty in customers’ forecasts, we are refraining from providing full year fiscal 2010 revenue targets.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions such as restructuring costs, goodwill impairment and discrete tax adjustments, that are not expected to have an effect on future operations. Non-GAAP financial data is provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including return on invested capital (“ROIC”), are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests which it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q4 F09		Q3 F09		F08	F09
Wireline/Networking*	$166 M	42%	$180 M	47%	$803 M	$719 M
Wireless Infrastructure*	$53 M	13%	$37 M	10%	$175 M	$174 M
Medical	$70 M	18%	$80 M	21%	$383 M	$352 M
Industrial/Commercial	$62 M	16%	$46 M	12%	$288 M	$213 M
Defense/Security/Aerospace	$42 M	11%	$36 M	10%	$193 M	$159 M
Total Revenue	$393 M		$379 M		$1,842 M	$1,617 M

*	Q3 F09 revenues in this table have been revised from the amounts disclosed in the third fiscal quarter to reflect the movement of $4 million for one customer from the Wireline/Networking sector to the Wireless Infrastructure sector.
FISCAL Q4 SUPPLEMENTAL INFORMATION
•	ROIC for the fiscal fourth quarter was 13.2%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling five-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods where restructuring or non-cash goodwill impairment charges were incurred, such as the fiscal first and second quarters of 2009, we compute adjusted ROIC excluding these costs to better compare ongoing operations.

•	Cash flow provided by operations was approximately $61.0 million for the quarter. Capital expenditures for the quarter were $15.2 million. Free cash flow was approximately $45.8 million for the quarter. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 56% of revenue during the quarter, down 1 percentage point from the previous quarter.

•	Juniper Networks, Inc., with 17% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 F09	Q3 F09
Days in Accounts Receivable	45 Days	49 Days
Days in Inventory	83 Days	83 Days
Days in Accounts Payable	(60) Days	(55) Days
Annualized Cash Cycle	68 Days	77 Days
Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call

When:	Thursday, October 29th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 33214069
http://www.videonewswire.com/PLXS/102909
(requires Windows Media Player)

Replay:	The call will be archived until November 5, 2009 at midnight Eastern Time
http://www.videonewswire.com/PLXS/102909
or via telephone replay at 800-642-1687 or 706-645-9291
PIN: 33214069
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronic Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and the Asia Pacific region.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic performance of the industries, sectors and customers we serve; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks relative to new customers, including our recently announced arrangements with The Coca-Cola Company, which risks include customer delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreement, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability on our part or that of our customers or suppliers to access cash investments and credit facilities; material cost fluctuations and the adequate availability of components and related parts for production, particularly due to sudden increases in customer demand; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new facilities in Hangzhou, China and Oradea, Romania; the adequacy of restructuring and similar charges as compared to actual expenses; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; possible unexpected costs and operating disruption in transitioning programs; the potential effect of world events (such as drug cartel-related violence in Mexico, changes in oil prices, epidemics, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended July 4, 2009).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net sales	$392,975	$475,970	$1,616,622	$1,841,622
Cost of sales	355,152	426,147	1,461,846	1,635,861

Gross profit	37,823	49,823	154,776	205,761

Operating expenses:
Selling and administrative expenses	23,034	26,850	93,138	100,815
Goodwill impairment costs	—	—	5,748	—
Restructuring costs	—	2,119	2,823	2,119

	23,034	28,969	101,709	102,934

Operating income	14,789	20,854	53,067	102,827

Other income (expense):
Interest expense	(2,532)	(2,823)	(10,875)	(6,543)
Interest income	472	1,296	2,323	7,661
Miscellaneous income (expense)	192	(245)	904	(1,330)

Income before income taxes	12,921	19,082	45,419	102,615

Income tax expense (benefit)	(2,130)	1,764	(908)	18,471

Net income	$15,051	$17,318	$46,327	$84,144

Earnings per share:
Basic	$0.38	$0.44	$1.18	$1.94

Diluted	$0.38	$0.43	$1.17	$1.92

Weighted average shares outstanding:
Basic	39,503	39,358	39,411	43,340

Diluted	40,049	39,851	39,654	43,850

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operations

	Three Months Ended		Twelve Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net income — GAAP	$15,051	$17,318	$46,327	$84,144

Add: Income tax expense (benefit)	(2,130)	1,764	(908)	18,471

Income before income taxes — GAAP	12,921	19,082	45,419	102,615

Add: Goodwill impairment costs	—	—	5,748	—
Restructuring costs*	—	2,119	2,823	2,119

Income before income taxes, excluding impairment and restructuring costs — Non-GAAP	12,921	21,201	53,990	104,734

Income tax expense (benefit) — Non-GAAP**	(2,130)	1,960	1,537	18,852

Net income — Non-GAAP	$15,051	$19,241	$52,453	$85,882

Earnings per share — Non-GAAP:
Basic	$0.38	$0.49	$1.33	$1.98

Diluted	$0.38	$0.48	$1.32	$1.96

Weighted average shares outstanding:
Basic	39,503	39,358	39,411	43,340

Diluted	40,049	39,851	39,654	43,850

* Summary of restructuring costs

Severance costs	$—	$2,119	$1,948	$2,119
Other exit costs	—	—	875	—

Total restructuring costs	$—	$2,119	$2,823	$2,119

** Impact to provision related to finalization of audit and change in laws

Impact to provision related to the finalization of federal and state income tax audits and changes in state income tax laws	$—	$—	$1,377	$—

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Operating Margin Calculation

	Three Months		Twelve Months
	Ended	Operating	Ended	Operating
	October 3, 2009	Margin %	October 3, 2009	Margin %
Operating income	$14,789	3.8%	$53,067	3.3%
Goodwill impairment	—		5,748
Restructuring costs	—		2,823

Operating income excluding restructuring costs	$14,789	3.8%	$61,638	3.8%

ROIC Calculation

Twelve Months
Ended
October 3, 2009
Operating income	$53,067
Add: Unusual (restructuring and impairment) Charges	8,571

Operating income (excluding unusual charges)	61,638
Tax rate (excluding unusual charges)	x 2.85%

Tax impact	-1,757

Operating income (tax-effected)	$59,881

Average invested capital	$453,611

ROIC	13.2%

						Average
						Capital
	Oct 3, 2009	Jul 4, 2009	Apr 4, 2009	Jan 3, 2009	Sept 27, 2008	Employed
Equity	$527,446	$508,268	$494,046	$485,716	$473,945
Plus:
Debt — current	16,907	17,000	16,921	17,014	16,694
Debt — non-current	133,936	138,301	141,376	145,517	154,532
Less:
Cash and cash equivalents	(258,382)	(215,493)	(201,330)	(178,391)	(165,970)

	$419,907	$448,076	$451,013	$469,856	$479,201	$453,611

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 3,	September 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$258,382	$165,970
Accounts receivable	193,222	253,496
Inventories	322,352	340,244
Deferred income taxes	15,057	15,517
Prepaid expenses and other	9,421	11,742

Total current assets	798,434	786,969

Property, plant and equipment, net	197,469	179,123
Goodwill, net	—	7,275
Deferred income taxes	10,305	2,620
Other	16,464	16,243

Total assets	$1,022,672	$992,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$16,907	$16,694
Accounts payable	233,061	231,638
Customer deposits	28,180	26,863
Accrued liabilities:
Salaries and wages	28,169	41,086
Other	33,004	31,611

Total current liabilities	339,321	347,892

Long-term debt and capital lease obligations, net of current portion	133,936	154,532
Other liabilities	21,969	15,861

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,994 and 46,772 shares issued, respectively, and 39,548 and 39,326 shares outstanding, respectively	470	468
Additional paid-in-capital	366,371	353,105
Common stock held in treasury, at cost, 7,446 shares for both periods	(200,110)	(200,110)
Retained earnings	356,035	309,708
Accumulated other comprehensive income	4,680	10,774

Total shareholders’ equity	527,446	473,945

Total liabilities and shareholders’ equity	$1,022,672	$992,230

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